Exhibit 99.1

TRIPADVISOR ENTERS INTO AGREEMENT TO ACQUIRE VIATOR

World’s Largest Travel Site to Add Global Leader in Online Bookings for Attractions

NEWTON, Mass., July 24, 2014 – TripAdvisor®, the world’s largest travel site*, today announced it has entered into an agreement to acquire Viator, a leading resource for researching and booking destination activities around the world. Viator features more than 20,000 bookable tours and attractions and more than 600,000 reviews, photos, and videos submitted by travelers.

“Viator will be a great addition to the TripAdvisor family, as online and mobile bookings for attractions and activities represents a huge opportunity for our business,” said Stephen Kaufer, president and CEO of TripAdvisor, Inc. “Travelers want to explore local attractions while on their trip, and Viator’s depth and breadth in global attractions combined with their seamless booking experience will provide immediate benefit to our community, whether in the planning phase or on the trip.”

“Our selection of tours and activities spanning 1,500 destinations are a strong complement to TripAdvisor’s wealth of in-destination planning resources,” said Ms. Barrie Seidenberg, CEO and president of Viator. “We share a vision for providing the resources travelers need to plan and have the perfect trip, and this deal would enable Viator to help more travelers experience the best activities their destination has to offer.”

Viator works with the best local operators to provide travelers with access to tours and activities in popular destinations worldwide. Bookable in 10 languages and in 10 currencies, travelers can book online in advance, and in destination via the Viator Tours & Activities App. In addition to its consumer-direct business, Viator also provides local experiences to more than 3,000 affiliate partners, including some of the world’s top airlines, hotels and travel agencies.

Viator has more than 250 employees who will continue to work at the company’s headquarters in San Francisco and offices in Las Vegas, London and Sydney.

Subject to the completion of customary conditions, the acquisition is expected to close during the third quarter of 2014. Upon closing, Viator will be the fourth acquisition in 2014, following lafourchette, Tripbod, and Vacation Home Rentals. The purchase price for the transaction is approximately $200 million, subject to adjustment, and will be payable substantially in the form of cash.

About TripAdvisor

TripAdvisor® is the world’s largest travel site*, enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools. TripAdvisor branded sites make up the largest travel community in the world, reaching nearly 280 million unique monthly visitors**, and more than 170 million reviews and opinions covering more than 4 million accommodations, restaurants and attractions. The sites operate in 43 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 23 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.lafourchette.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.virtualtourist.com, and www.kuxun.cn.

*	Source: comScore Media Metrix for TripAdvisor Sites, worldwide, Q1 2014
**	Source: Google Analytics, average monthly unique users, Q2 2014; does not include traffic to daodao.com

About Viator

Viator is the leading global tours and activities provider for travelers, delivering online and mobile access to thousands of curated trip activities including tours, attractions, shore excursions and private guides, in more than 1,500 destinations worldwide. In-house travel experts work with trusted local operators to ensure the quality and value of every experience, all backed by Viator’s 24/7 customer service and global low-price guarantee. With more than 600,000 verified reviews and photos plus exclusive videos and insider travel tips, Viator has everything a traveler needs to find and book the best things to do worldwide. In addition to the flagship site - Viator.com - travelers can book in advance or in-destination via the Viator Tours and Activities App, as well as local-language sites for European, Latin American and Asian travelers. Viator also provides tours and activities to more than 3,000 affiliate partners including some of the world’s top airlines, hotels and online travel agencies. Founded in 1995, Viator is headquartered in San Francisco with regional offices in Sydney, London and Las Vegas.